                                                                      Exhibit 99

                           MICROFINANCIAL INCORPORATED

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Reports of Independent Accountants                                           F-2

Financial Statements:
Consolidated Balance Sheets as of December 31, 2000 and 2001                 F-4

Consolidated Statements of Operations for the Years Ended
   December 31, 1999, 2000, and 2001                                         F-5

Consolidated Statements of Stockholders' Equity for the Years Ended
   December 31, 1999, 2000, and 2001                                         F-6

Consolidated Statements of Cash Flows for the Years Ended
   December 31, 1999, 2000, and 2001                                         F-7

Notes to Consolidated Financial Statements                                   F-9

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of MicroFinancial Incorporated

We have audited the accompanying consolidated balance sheets MicroFinancial Incorporated and subsidiaries (the "Company") as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 21, 2002

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of MicroFinancial Incorporated:

In our opinion, the accompanying consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of MicroFinancial Incorporated and its subsidiaries (the "Company") for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. We have not audited the consolidated financial statements of MicroFinancial Incorporated for any period subsequent to December 31, 1999.

PricewaterhouseCoopers LLP

Boston, Massachusetts
February 21, 2000

                           MICROFINANCIAL INCORPORATED
                           CONSOLIDATED BALANCE SHEETS
                        (In thousands, except share data)

                                                                              December 31,
                                                                         ---------------------
                                                                           2000         2001
                                                                           ----         ----
                               ASSETS

Net investment in leases and loans:
   Receivables due in installments                                       $405,437     $399,361
   Estimated residual value                                                35,368       37,114
   Initial direct costs                                                     9,321        7,090
   Loans receivable                                                        12,080        2,248
   Less:
     Advance lease payments and deposits                                    (400)        (287)
     Unearned income                                                    (132,687)    (104,538)
     Allowance for credit losses                                         (40,924)     (45,026)
                                                                         ---------------------
Net investment in leases and loans                                       $288,195     $295,962
Investment in service contracts                                            12,553       14,126
Cash and cash equivalents                                                  17,957       20,645
Property and equipment, net                                                11,505       16,034
Other assets                                                               12,392       14,961
                                                                         ---------------------
       Total assets                                                      $342,602     $361,728
                                                                         =====================

                LIABILITIES AND STOCKHOLDERS' EQUITY

Notes payable                                                            $201,991     $203,053
Subordinated notes payable                                                  4,785        3,262
Capitalized lease obligations                                                 859          833
Accounts payable                                                            1,605        2,517
Dividends payable                                                             573          642
Other liabilities                                                           5,433        6,182
Income taxes payable                                                        2,333        4,211
Deferred income taxes payable                                              29,000       30,472
                                                                         ---------------------
       Total liabilities                                                  246,579      251,172
                                                                         ---------------------

Commitments and contingencies (Note I)                                          -            -
Stockholders' equity:
   Preferred stock, $.01 par value; 5,000,000 shares authorized;
     none issued at 12/31/00 and 12/31/01                                       -            -
   Common stock, $.01 par value; 25,000,000 shares authorized;
     13,410,646 shares issued at 12/31/00 and 12/31/01                       134          134
   Additional paid-in capital                                              47,900       47,723
   Retained earnings                                                       55,291       69,110
   Treasury stock (669,700 shares of common stock at 12/31/00,
     588,700 shares of common stock at 12/31/01), at cost                 (7,234)      (6,343)
   Notes receivable from officers and employees                              (68)         (68)
                                                                         ---------------------
       Total stockholders' equity                                          96,023      110,556
                                                                         ---------------------
       Total liabilities and stockholders' equity                        $342,602     $361,728
                                                                         =====================

         The accompanying notes are an integral part of the consolidated financial statements.

                           MICROFINANCIAL INCORPORATED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per-share data)


                                                     For the Years Ended
                                                          December 31,
                                                 -------------------------------
                                                   1999       2000        2001
                                                   ----       ----        ----
Revenues:
   Income on financing leases and loans          $55,545     $69,847     $70,932
   Income on service contracts                     6,349       8,687       8,665
   Rental income                                  21,582      27,638      37,664
   Loss and damage waiver fees                     5,660       6,034       6,344
   Service fees and other                         19,142      27,271      30,486
                                                 -------------------------------
       Total revenues                            108,278     139,477     154,091
                                                 -------------------------------

Expenses:
   Selling general and administrative             33,827      38,371      44,899
   Provision for credit losses                    37,836      38,912      54,092
   Depreciation and amortization                   7,597      10,227      14,378
   Interest                                       10,781      15,858      14,301
                                                 -------------------------------
       Total expenses                             90,041     103,368     127,670
                                                 -------------------------------

Income before provision for income taxes          18,237      36,109      26,421
Provision for income taxes                         7,509      15,249      10,104
                                                 -------------------------------

Net income                                       $10,728     $20,860     $16,317
                                                 ===============================

Net income per common share-basic                  $0.84       $1.64       $1.28
                                                 ===============================

Net income per common share-diluted                $0.83       $1.63       $1.26
                                                 ===============================

Dividends per common share                        $0.155      $0.175      $0.195
                                                 ===============================

         The accompanying notes are an integral part of the consolidated financial statements.

                           MICROFINANCIAL INCORPORATED
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              For the years ended December 31, 1999, 2000 and 2001
                        (In thousands, except share data)


                                                                                                           Notes
                                         Common Stock      Additional                Treasury Stock      Receivable      Total
                                    ---------------------    Paid -in   Retained   ------------------       From      Stockholders'
                                      Shares       Amount     Capital   Earnings    Shares     Amount     Officers       Equity
                                    ----------------------------------------------------------------------------------------------
Balance at December 31, 1998         9,932,766         99       1,816     27,956    162,190      (138)        (250)         29,483
Initial public offering              3,400,000         34      46,082                                                       46,116
Exercise of stock options               14,960                     22                                                           22
Common stock dividends                                                    (2,028)                                           (2,028)
Treasury stock repurchased                                                          505,600    (5,639)                      (5,639)
Notes receivable from officers
  and employees                                                                                                156             156
Net income                                                                10,728                                            10,728
                                    ----------------------------------------------------------------------------------------------

Balance at December 31, 1999        13,347,726        133      47,920     36,656    667,790    (5,777)         (94)         78,838
Exercise of stock options               62,920          1         118                                                          119
Common stock dividends                                                    (2,225)                                           (2,225)
Treasury stock repurchased                                                          164,100    (1,595)                      (1,595)
Treasury stock retired                                           (138)             (162,190)      138                            -
Notes receivable from officers
  and  employees                                                                                                26              26
Net income                                                                20,860                                            20,860
                                    ----------------------------------------------------------------------------------------------

Balance at December 31, 2000        13,410,646       $134     $47,900    $55,291    669,700   ($7,234)        ($68)        $96,023
Exercise of stock options,
  net of tax benefit                                             (177)              (96,000)    1,037                          860
Common stock dividends                                                    (2,498)                                           (2,498)
Treasury stock repurchased                                                           15,000      (146)                        (146)
Net income                                                                16,317                                            16,317
                                    ----------------------------------------------------------------------------------------------

Balance at December 31, 2001        13,410,646       $134     $47,723    $69,110    588,700   ($6,343)        ($68)       $110,556
                                    ==============================================================================================

        The accompanying notes a re an integral part of the consolidated financial statements.

                           MICROFINANCIAL INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)


                                                                           For the year ended
                                                                              December 31,
                                                               -----------------------------------------
                                                                   1999           2000           2001
                                                                   ----           ----           ----
Cash flows from operating activities:
   Cash received from customers                                $   157,264    $   174,501    $   185,939
   Cash paid to suppliers and employees                            (33,905)       (34,405)       (44,060)
   Cash paid for income taxes                                       (1,339)        (9,726)        (6,767)
   Interest paid                                                   (10,740)       (15,649)       (14,186)
   Interest received                                                 3,443          1,639          1,354
                                                               -----------------------------------------
        Net cash provided by operating activities                  114,723        116,360        122,280
                                                               -----------------------------------------

Cash flows from investing activities:
   Investment in lease contracts                                  (116,808)      (141,076)       (92,118)
   Investment in inventory                                               -              -         (4,198)
   Investment in direct costs                                       (8,295)        (7,812)        (5,200)
   Investment in service contracts                                  (9,105)        (4,138)        (6,658)
   Investment in loans receivable                                  (11,857)             -              -
   Investment in Resource Leasing Corporation                            -         (2,800)        (6,900)
   Investment in fixed assets                                       (1,319)        (2,354)        (1,722)
   Issuance of notes from officers and employees                        (2)             -              -
   Repayment of notes from officers                                    158             25              -
   Investment in notes receivable                                     (613)          (117)           (70)
   Repayment of notes receivable                                       254            325              6
                                                               -----------------------------------------
        Net cash used in investing activities                     (147,587)      (157,947)      (116,860)
                                                               -----------------------------------------

Cash flows from financing activities:
   Proceeds from secured debt                                      121,680        195,917         84,750
   Repayment of secured debt                                      (108,003)      (123,075)       (90,839)
   Proceeds from refinancing of secured debt                       460,381        473,118        515,897
   Prepayment of secured debt                                     (460,381)      (488,118)      (509,555)
   Proceeds from short-term demand notes payable                       890            259            902
   Repayment of short-term demand notes payable                       (117)          (983)           (93)
   Proceeds from issuance of subordinated debt                           -              -          2,975
   Repayment of subordinated debt                                  (15,247)        (4,500)        (4,500)
   Proceeds from sale of common stock                               46,116              -              -
   Proceeds from exercise of common stock options                       22            119            810
   Repayment of capital leases                                        (733)          (494)          (505)
   Purchase of treasury stock                                       (5,639)        (1,595)          (146)
   Payment of dividends                                             (1,860)        (2,166)        (2,428)
                                                               -----------------------------------------
        Net cash provided by (used in ) financing activities        37,109         48,482        (2,732)
                                                               -----------------------------------------

Net increase in cash and cash equivalents                            4,245          6,895          2,688
Cash and cash equivalents, beginning of period                       6,817         11,062         17,957
                                                               -----------------------------------------
Cash and cash equivalents, end of period                       $    11,062    $    17,957    $    20,645
                                                               =========================================

                                                                     (Continued)

         The accompanying notes are an integral part of the consolidated financial statements.

                           MICROFINANCIAL INCORPORATED
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Continued)


                                                               For the Year Ended
                                                                  December 31,
                                                        ---------------------------------
                                                           1999        2000         2001
                                                           ----        ----         ----
Reconciliation of net income to net cash provided
  by operating activities:

  Net income                                            $  10,728   $  20,860   $  16,317
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization                         7,597      10,227      14,378
      Provision for credit losses                          37,836      38,912      54,092
      Recovery of equipment cost and residual
        value, net of revenue recognized                   52,029      40,288      34,685
      Increase (decrease) in current taxes                  2,919      (1,211)      1,878
      Increase in deferred income taxes                     3,966       6,480       1,472
      Changes in assets and liabilities:
        Decrease (increase) in other assets                   232        (934)     (1,200)
        Increase (decrease) in accounts payable               190       1,267       (129)
        Increase (decrease) in accrued liabilities           (774)        471         787
                                                        ---------------------------------
      Net cash provided by operating activities         $ 114,723   $ 116,360   $ 122,280
                                                        =================================

Supplemental disclosure of noncash activities:
  Property acquired under capital leases                $   1,203   $     109   $     479
                                                        =================================
  Accrual of common stock dividends                     $     514   $     573   $     642
                                                        =================================

         The accompanying notes are an integral part of the consolidated financial statements.

                                                                     (Concluded)

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


A.    Nature of Business

            MicroFinancial Incorporated (the "Company"), which operates primarily through its wholly owned subsidiary Leasecomm Corporation, is a specialized commercial finance company that leases and rents "microticket" equipment and provides other financing services in amounts generally ranging from $400 to $3,000, with an average amount financed of approximately $1,100 and an average lease term of 43 months. The Company does not market its services directly to lessees but sources leasing transactions through a network of independent sales organizations and other dealer-based origination networks nationwide. The Company funds its operations primarily through borrowings under its credit facilities and securitizations. In July 1998, the Company changed its name from Boyle Leasing Technologies, Inc. to MicroFinancial Incorporated.

            In December 1992, May 1993, November 1994, March 2000, and September 2001 Leasecomm Corporation created wholly owned subsidiaries, BLT Finance Corporation I ("BLT I"), BLT Finance Corporation II ("BLT II") BLT Finance Corporation III ("BLT III"), MFI Finance Corporation I ("MFI I"), and MFI Finance Corp II LLC ("MFI II LLC") respectively, which are special-purpose corporations for the securitization and financing of lease receivables.

            While the Company generally does not sell its interests in leases, service contracts or loans to third parties after origination, the Company does, from time to time, contribute certain leases to special-purpose corporations for purposes of obtaining financing in connection with its lease receivables. Since these transfers do not result in a change in control over the lease receivables, sale treatment and related gain recognition under Statement of Financial Accounting Standards ("SFAS") No. 125 as replaced by SFAS No. 140, is not allowed, and does not occur. Accordingly, the lease receivable and related liability remain on the balance sheet.

            During 1997, 1996, and 2001 the credit facilities related to the securitization on BLT I, BLT II, and BLT III were paid off, respectively. BLT I and BLT II were dissolved on December 31, 1997. BLT III was dissolved on December 31, 2001.

B.    Summary of Significant Accounting Policies

Basis of Presentation

            The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

            The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. A significant area requiring the use of management estimates is the Allowance for Credit Losses. Actual results could differ from those estimates.

Cash and Cash Equivalents

            The Company considers all highly liquid instruments purchased with initial maturities of less than three months to be cash equivalents. Cash equivalents consist principally of overnight investments.

Leases and Loans

            The Company's lease contracts are accounted for as financing leases. At origination, the Company records the gross lease receivable, the estimated residual value of the leased equipment, initial direct costs incurred, and the unearned lease income. Unearned lease income is the amount by which the gross lease receivable plus the

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


      estimated residual value exceeds the cost of the equipment. Unearned lease income and initial direct costs incurred are amortized over the related lease term using the interest method, which results in a level rate of return on the net investment in leases. Unamortized unearned lease income and initial direct costs are written off if, in the opinion of management, the lease agreement is determined to be impaired. It is management's opinion, given the nature of its business and the large number of small balance lease receivables, that a lease is impaired when one of the following occurs: (i) the obligor files for bankruptcy; (ii) the obligor dies, and the equipment is returned; or (iii) an account has become 360 days past due. It is also management's policy to maintain an allowance for credit losses that will be sufficient to provide adequate protection against losses in its portfolio. Management regularly reviews the collectibility of its lease receivables based upon all of its communications with the individual lessees through its extensive collection efforts and through further review of the creditworthiness of the lessee.

            In conjunction with the origination of leases, the Company may retain a residual interest in the underlying equipment upon termination of the lease. The value of such interest is estimated at inception of the lease and evaluated periodically for impairment. An impairment is recognized when expected cash flows to be realized subsequent to the end of the lease are expected to be less than the residual value recorded. Other revenues, such as loss and damage waiver and service fees relating to the leases, contracts, and loans and rental revenues are recognized as they are earned.

            Loans are reported at their outstanding principal balances. Interest income on loans is recognized as it is earned.

Allowance for Credit Losses

            The Company maintains an allowance for credit losses on its investment in leases, service contracts and loans at an amount that it believes is sufficient to provide adequate protection against losses in its portfolio. The allowance is determined principally on the basis of the historical loss experience of the Company and the level of recourse provided by such lease, service contract or loan, if any, and reflects management's judgment of additional loss potential considering current economic conditions and the nature and characteristics of the underlying lease portfolio. The Company determines the necessary periodic provision for credit losses, taking into account actual and expected losses in the portfolio, as a whole, and the relationship of the allowance to the net investment in leases, service contracts and loans.

Investment in Service Contracts

            The Company's investments in cancelable service contracts are recorded at cost and amortized over the expected life of the service period, which is seven years. Income on service contracts is recognized monthly as the related services are provided. The Company periodically evaluates whether events or circumstances have occurred that may affect the estimated useful life or recoverability of the investment in service contracts.

Property and Equipment

            At the end of the lease term, the lease typically converts into a month-to-month rental contract. Rental equipment is recorded at estimated residual value and depreciated using the straight-line method over a period of twelve months.

            Office furniture, equipment and capital leases are recorded at cost and depreciated using the straight-line method over a period of three to five years. Leasehold improvements are amortized over the shorter of the life of the lease or the asset. Upon retirement or other disposition, the cost and related accumulated depreciation of the assets are removed from the accounts and the resulting gain or loss is reflected in income.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


Fair Value of Financial Instruments

            For financial instruments including cash and cash equivalents, net investment in leases and loans, accounts payable, and other liabilities, it is assumed that the carrying amount approximates fair value due to their short maturity.

Derivative Financial Instruments

            On January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No.
      138. SFAS No. 133, as amended, requires that all derivative instruments be measured at fair value and recognized in the consolidated balance sheet as either assets or liabilities. The Company has assessed the effects of SFAS No. 133 and has determined that the adoption of SFAS No. 133 does not have a material impact on its results of operations or consolidated financial position. The Company did not hold any derivative instruments at either December 31, 2000 or 2001.

Debt Issue Costs

            Debt issuance costs incurred in securing credit facility financing are capitalized and subsequently amortized over the term of the credit facility.

Income Taxes

            Deferred income taxes are determined under the liability method. Differences between the financial statement and tax bases of assets and liabilities are measured using the currently enacted tax rates expected to be in effect when these differences reverse. Deferred tax expense is the result of changes in the liability for deferred taxes. The principal differences between assets and liabilities for financial statement and tax return purposes are the treatment of leased assets, accumulated depreciation and provisions for doubtful accounts. The deferred tax liability is reduced by loss carryforwards and alternative minimum tax credits available to reduce future income taxes.

New Accounting Pronouncements

            In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." SFAS No. 141 addresses financial accounting and reporting for business combinations and amends or supersedes a number of interpretations concerning business combinations. SFAS No. 141 requires companies to use the purchase method of accounting for all business combinations, whereas previous interpretations provided for the use of another method (pooling-of-interests method) if certain criteria were met. This statement also amends the recognition policies of intangible assets and goodwill and provides for additional disclosure requirements for business combinations. The provisions for this statement apply to all business combinations initiated after June 30, 2001.

            In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets". This statement supersedes APB Opinion No. 17, "Intangible Assets" ("APB No. 17") and addresses financial accounting and reporting for intangible assets, but not those acquired in a business combination at acquisition. SFAS No. 142 addresses financial accounting and reporting of goodwill and other intangible assets subsequent to their acquisition, assigning a definite or indefinite useful life to these assets. Goodwill and other intangible assets having an indefinite useful life will not be amortized, but rather tested at least annually for impairment. It also provides guidance on how to define, measure and record impairment losses on goodwill and other intangible assets and provides for additional disclosures regarding these assets in years subsequent to their acquisition. The provisions for this statement are required to be applied for fiscal years beginning after December 15, 2001, although earlier adoption is permitted.

            In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." SFAS No. 143 provides new accounting standards for recording of liabilities related to legal obligations to retire tangible long-lived assets. The Statement requires an entity to recognize at fair value a liability associated with an asset retirement obligation in the period in which the liability is both incurred and in which the fair value is determinable. The

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


      provisions of this Statement are effective for the Company's fiscal year ended December 31, 2003, although earlier application is permitted.

            In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of a long-lived asset or group of assets. This pronouncement, which supersedes and amends several earlier interpretations, establishes a single comprehensive statement to provide impairment accounting guidance for tangible long-lived assets to be either held and continued to be used by the entity or disposed of by sale or by some other means. This Statement will be effective for the first quarter of the Company's fiscal year ending December 31, 2002, although earlier application is permitted.

            The Company has not completed its evaluation of SFAS Nos. 141, 142, 143 and 144 and has not yet determined their effect on its consolidated financial statements.

Reclassification of Prior Year Balances

            Certain reclassifications have been made to prior years' consolidated financial statements to conform to the current presentation.

Net Income Per Common Share

            Basic net income per common share is computed based on the weighted-average number of common shares outstanding during the period. Dilutive net income per common share gives effect to all dilutive potential common shares outstanding during the period. The computation of diluted earnings per share does not assume the issuance of common shares that have an antidilutive effect on net income per common share. Options to purchase 120,609, 830,000 and 440,609 shares of common stock were not included in the computation of diluted earnings per share for the years ended December 31, 1999, 2000, and 2001, respectively, because their effects were antidilutive.

                                                                     For the years ended December 31,
                                                                     1999           2000           2001
                                                                 -----------------------------------------
Net income                                                       $    10,728    $    20,860    $    16,317
                                                                 -----------------------------------------
Shares used in computation:
  Weighted-average common shares outstanding used in
    computation of net income per common share                    12,795,809     12,728,441     12,789,605
  Dilutive effect of common stock options                            108,422         79,373        155,638
                                                                 -----------------------------------------
Shares used in computation of net income
  per common share - assuming dilution                            12,904,231     12,807,814     12,945,243
                                                                 =========================================

Net income per common share - basic                              $      0.84    $      1.64    $      1.28
                                                                 =========================================

Net income per common share - diluted                            $      0.83    $      1.63    $      1.26
                                                                 =========================================

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


C.    Net Investment in Leases and Loans

            At December 31, 2001, future minimum payments on the Company's lease receivables are as follows:

For the year ended
   December 31,
------------------
      2002                                   $  250,486
      2003                                       93,770
      2004                                       43,595
      2005                                       10,819
      2006                                          691
                                             ----------
      Total                                  $  399,361
                                             ==========

            At December 31, 2001, the weighted-average remaining life of leases in the Company's lease portfolio is approximately 28 months and the implicit rate of interest is approximately 35.4%.

            The Company's business is characterized by a high incidence of delinquencies that in turn may lead to significant levels of defaults. The Company evaluates the collectibility of leases originated and loans based on the level of recourse provided, if any, delinquency statistics, historical loss experience, current economic conditions and other relevant factors. The Company provides an allowance for credit losses for leases which are considered impaired.

            The Company takes charge-offs against its receivables when such receivables are 360 days past due and no contact has been made with the lessee for 12 months. Cumulative net charge-offs after recoveries from the Company's inception to December 31, 2001 have totaled 10.62% of total cumulative receivables plus total billed fees over such period.

            The following table sets forth the Company's allowance for credit losses as of December 31, 1999, 2000, and 2001 and the related provisions, charge-offs and recoveries for the years ended December 31, 1999, 2000, and 2001.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


Balance at December 31, 1998                                                        $24,850
Provision for credit losses                                                          37,836
Charge-offs                                                          35,957
Recoveries                                                           14,990
                                                                     ------
Charge-offs, net of recoveries                                                       20,967
                                                                                    -------
Balance at December 31, 1999                                                        $41,719
Provision for leases and loans credit losses                         36,029
Provision for other asset credit losses                               2,883
Total provisions for credit losses                                                   38,912
Charge-offs (including $1,064 in other asset charge-offs)            57,145
Recoveries                                                           19,257
                                                                     ------
Charge-offs, net of recoveries                                                       37,888
                                                                                    -------
Balance of allowance for credit losses at December 31, 2000                         $40,924
                                                                                    -------
Balance of other asset reserve at December 31, 2000                                 $ 1,819
                                                                                    -------
Provision for leases and loans credit losses                         54,092
Total provisions for credit losses                                                   54,092
Charge-offs (including $1,418 in other asset charge-offs)            68,882
Recoveries                                                           17,474
                                                                     ------
Charge-offs, net of recoveries                                                       51,408
                                                                                    -------
Balance of allowance for credit losses at December 31, 2001                         $45,026
                                                                                    =======
Balance of other asset reserve at December 31, 2001                                    $401
                                                                                    =======

     At December 31, 2000 and 2001, other assets included prepayments and deposits of $6,394,000 and $4,809,000 respectively, and receivables totaling $7,817,000 and $10,553,000, respectively.

     In conjunction with the origination of leases, the Company may retain a residual interest in the underlying equipment upon termination of the lease. The value of such interests is estimated at inception of the lease and evaluated periodically for impairment. The following table sets forth the Company's estimated residual value as of December 31, 1999, 2000, and 2001 and changes in the Company's estimated residual value as a result of new originations, and lease terminations for the years ended December 31, 1999, 2000, and 2001.

Balance of Estimated Residual Value at December 31, 1998               $ 17,562
New Originations                                                          9,753
Lease Terminations                                                       (6,245)
Balance of Estimated Residual Value at December 31, 1999               $ 21,070
New Originations                                                         22,893
Lease Terminations                                                       (8,595)
Balance of Estimated Residual Value at December 31, 2000               $ 35,368
New Originations                                                         15,052
Lease Terminations                                                      (13,306)
Balance of Estimated Residual Value at December 31, 2001               $ 37,114

     New originations represent the residual value added to the Company's estimated residual value upon origination of new leases. Lease terminations represent the residual value deducted from the company's estimated residual value upon the termination of a lease (i) that is bought out during or at the end of the lease term; (ii) upon expiration of the original lease term when the lease converts to an extended rental contract or (iii) that has been charged off by the Company.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


D.    Property and Equipment

            At December 31, 2000 and 2001, property and equipment consisted of the following:

                                                               December 31,
                                                          ----------------------
                                                            2000           2001
                                                            ----           ----
Rental Equipment and Inventory                            $ 13,214      $ 19,196
Computer Equipment                                           5,536         7,251
Office Equipment                                             1,330         1,525
Leasehold improvements                                         338           381
                                                          ----------------------
                                                            20,418        28,353
Less accumulated depreciation and amortization               8,913        12,319
                                                          ----------------------
Total                                                     $ 11,505      $ 16,034
                                                          ======================

            Depreciation and amortization expense totaled $7,597,000, $10,227,000, and $14,378,000 for the years ended December 31, 1999, 2000, and 2001, respectively.

            At December 31, 2000 and 2001, computer equipment includes $1,725,000 and $1,793,000 respectively, under capital leases. Accumulated amortization related to capital leases amounted to $912,000 and $988,000, in 2000 and 2001, respectively.

E.    Notes Payable and Subordinated Debt

Notes Payable

            On December 21, 1999, the Company entered into a revolving line of credit and term loan facility with a group of financial institutions whereby it may borrow a maximum of $150,000,000 based upon qualified lease receivables. Outstanding borrowings with respect to the revolving line of credit bear interest based either at Prime for Prime Rate loans or the prevailing rate per annum as offered in the interbank Eurodollar market (Eurodollar) plus 1.75% for Eurodollar Loans. If the Eurodollar loans are not renewed upon their maturity they automatically convert into prime rate loans. On August 22, 2000, the revolving line of credit and term loan facility was amended and restated whereby the Company may now borrow a maximum of $192,000,000 based upon qualified lease receivables, loans, rentals and service contracts. Outstanding borrowings with respect to the revolving line of credit bear interest based either at Prime minus 0.25% for Prime Rate Loans or the prevailing rate per annum as offered in the London Interbank Offered Rate (LIBOR) plus 1.75% for LIBOR Loans or the seven-day Money Market rate plus 2.00% for Swing Line Advances. If the LIBOR loans are not renewed upon their maturity they automatically convert into prime rate loans. The Swing Line Advances have a seven-day maturity, and upon their maturity they automatically convert into prime rate loans. In addition, the Company's aggregate outstanding principal amount of Swing Line Advances shall not exceed $10 million. The prime rates at December 31, 1999, 2000, and 2001 were 8.50%, 9.50%, and 4.75% respectively. The
      90-day Eurodollar rate at December 31, 1999 was 5.9375%. The 90-day LIBOR rates at December 31, 2000 and 2001 were 6.403% and 1.938% respectively. The 7-day Money Market Rates at December 31, 2000 and 2001 were 6.63% and 1.88% respectively.

      At December 31, 2000 and 2001, the Company had borrowings outstanding under this agreement with the following terms:

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


                                             2000                  2001
                                     --------------------    -------------------
Type                                   Rate       Amount      Rate       Amount
----                                   ----       ------      ----       ------
Prime                                 9.5000%   $  17,260    4.5000%   $   4,640
Swing Line                            8.8100%       5,076
LIBOR                                 8.2500%      12,000    3.8750%     100,000
LIBOR                                 8.2500%      50,000
LIBOR                                 8.5625%      17,500
                                                ---------              ---------
     Total Outstanding                          $ 101,836              $ 104,640
                                                =========              =========

            Outstanding borrowings are collateralized by leases and service contracts pledged specifically to the financial institutions. All balances under the revolving line of credit will be automatically converted to a term loan on September 30, 2002 provided the line of credit is not renewed and no event of default exists at that date. All converted term loans are repayable over 36 monthly installments. The most restrictive covenants of the agreement have minimum net worth and income requirements.

            BLT III has three series of notes, the 1996-A Notes, the 1997-A Notes and the 1998-A Notes. In May 1996, BLT III issued the 1996-A Notes in aggregate principal amount of $23,406,563. In August 1997, BLT III issued the 1997-A Notes in aggregate principal amount of $44,763,000 and in November 1998, BLT III issued the 1998-A Notes in aggregate principal amount of $40,769,000. All outstanding amounts under the 1996-A Notes were repaid in October 1999. All outstanding amounts under the 1997-A Notes were repaid in September 2000. All outstanding amounts under the 1998-A notes were repaid in September 2001. MFI I has three series of notes, the 2000-1 Notes, the 2000-2 Notes, and the 2001-3 Notes. In March 2000, MFI I issued the 2000-1 Notes in aggregate principal amount of $50,056,686. In December 2000, MFI I issued the 2000-2 Notes in aggregate principal amount of $50,561,633. In September 2001, MFI I issued the 2001-3 Notes in aggregate principal amount of $39,397,354. Outstanding borrowings are collateralized by a specific pool of lease receivables. In September 2001, MFI II, LLC was formed and issued one series of notes, the 2001-1 Notes in aggregate principal amount of $10,000,000. Outstanding borrowings are collateralized by a specific pool of lease receivables as well as the excess cash flow from the MFI I collateral. These notes are subordinated to the three series of notes issued by MFI I.

            At December 31, 2001, MFI I and MFI II, LLC had borrowings outstanding under the series of notes with the following terms:

   Note Series                                  Expiration     Rate      Amount
   -----------                                  ----------     ----      ------
MFI I
2000-1 Notes                                       9/16/05     7.38%      19,855
2000-2 Notes                                       6/16/06     6.94%      34,518
2001-3 Notes                                       2/18/08     5.58%      34,160

MFI II LLC
2001-1 Notes                                       2/18/08     8.00%       8,725
                                                                         -------
  Total Outstanding                                                      $97,258
                                                                         =======

            At December 31, 2000, BLT III and MFI I had borrowings outstanding under the series of notes with the following terms:

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


   Note Series                                  Expiration     Rate      Amount
   -----------                                  ----------     ----      ------
BLT III
1998-A Notes                                       5/17/04     6.03%     $12,252

MFI I
2000-1 Notes                                       9/16/05     7.38%      36,995
2000-2 Notes                                       6/16/06     6.94%      50,562
                                                                         -------
  Total Outstanding                                                      $99,809
                                                                         =======

            At December 31, 2000 and 2001, the Company also had other notes payable which totaled $346,000 and $1,155,000 respectively. Of these notes, at December 2000 and 2001, $346,000 and $339,000, respectively, are notes that are due on demand and bear interest at a rate of prime less 1.00%. At December 31, 2001, the Company also had $816,000 of notes which were borrowed against the cash surrender value of the life insurance policies held on key officers. The interest rates on these loans range from 5.05% to 8.00%. Other notes payable include amounts due to stockholders and directors of the Company at December 31, 2000 and 2001 of $316,000 and $309,000. Interest paid to stockholders under such notes was not material for the years ended December 31, 1999, 2000, and 2001.

Subordinated Notes Payable

            At December 31, 2000 and 2001, the Company also had senior subordinated and subordinated debt outstanding amounting to $4,785,000, and $3,262,000, respectively. This debt is subordinated in the rights to the Company's assets to notes payable to the primary lenders as described above. Outstanding borrowings bear interest ranging from 8% to 12.5% for fixed rate financing and prime plus 3% to 4% for variable rate financing. These notes have maturity dates ranging from May 2002 to November 2006. The Company had three senior subordinated notes. The first was issued in August 1994 at 12% to a financial institution with an aggregate principal amount of $7,500,000. Cash proceeds from this note were $6,743,108, net of a discount of $756,892 which is being amortized over the life of the note. This senior note required annual payments of $1,500,000 commencing on July 15, 1997 until the note matured in July 2001. The second senior subordinated note was issued in October 1996 at 12.25% to a financial institution with an aggregate principal amount of $5,000,000. This senior note required monthly payments of (i) $125,000 for the period November 1, 1998 through October 1, 2000 and (ii) $166,667 for the period November 1, 2000 until the note matured in October 1, 2001. In April 1999, this note was amended to require monthly payments of $250,000 for the period May 1, 1999 until the note matured on September 1, 2000. The third senior subordinated note was issued in October 1996 at 12.60% to a financial institution with an aggregate principal amount of $5,000,000. This senior note requires quarterly payments of $250,000 commencing on March 15, 1999 until the note matures in October 2003. The most restrictive covenants of the senior subordinated note agreements have minimum net worth and interest coverage ratio requirements and restrictions on payment of dividends.

            At December 31, 2000, the Company was in default on one of its debt covenants in its senior subordinated notes. The covenant that was in default requires that the Company maintain an allowance for credit losses in an amount not less than 100% of the Delinquent Billed Lease Receivables. The covenant default was waived as of December 31, 2000. In consideration of the waiver, the Company repaid one of the notes in full on March 2, 2001.

            At December 31, 2000 and 2001, subordinated notes payable included $102,000 and $727,000 due to stockholders, officers and directors. Interest paid to stockholders, officers and directors under such notes, at rates ranging between 8% and 12%, amounted to $104,000, $8,500, and $53,700 for the years ended December 31, 1999, 2000, and 2001, respectively.

Repayment Schedule

            At December 31, 2001, the repayment schedule for outstanding notes and subordinated notes is as follows:

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


December 31,
------------
    2002                                                               $  55,583
    2003                                                                  37,550
    2004                                                                   5,126
    2005                                                                       0
    Thereafter                                                             3,416
                                                                       ---------
                                                                         101,675
    Outstanding balance of revolving credit facility                     104,640
                                                                       ---------
    Total                                                              $ 206,315
                                                                       =========

            It is estimated that the carrying amounts of the Company's borrowings under its variable rate revolving credit agreements approximate their fair value. The fair value of the Company's short-term and long-term fixed rate borrowings is estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 2000 and 2001, the aggregate carrying value of the Company's fixed rate borrowings was approximately $104,596,000 and $101,336,000, respectively, with an estimated fair value of approximately $104,719,000 and $102,049,000, respectively.

F.    Redeemable Preferred Stock:

            At December 2000 and 2001, the Company had authorized 5,000,000 shares of preferred stock ("preferred stock") with a par value of $0.01 of which zero shares were issued and outstanding.

G.    Stockholders' Equity:

      Common Stock

            The Company had 25,000,000 authorized shares of common stock with a par value of $.01 per share of which 13,410,646 shares were issued and outstanding at December 31, 2000 and 2001.

      Treasury Stock

            The Company had 669,700 and 588,700 shares of common stock in treasury at December 31, 2000 and 2001, respectively.

      Stock Options

            In 1987, the Company adopted its 1987 Stock Option Plan (the "Plan") which provided for the issuance of qualified or nonqualified options to purchase shares of the Company's common stock. In 1997, the Company's Board of Directors approved an amendment to the plan, as a result of the June 16, 1997 stock split. Pursuant to this amendment, the aggregate number of shares issued could not exceed 1,220,000 and the exercise price of any outstanding options issued pursuant to the Plan would be reduced by a factor of ten and the number of outstanding options issued pursuant to the Plan would be increased by a factor of ten. The Company adopted the 1998 Equity Incentive Plan (the "1998 Plan") on July 9, 1998. The 1998 Plan permits the Compensation Committee of the Company's Board of Directors to make various long-term incentive awards, generally equity-based, to eligible persons. The Company reserved 2,000,000 shares of its common stock for issuance pursuant to the 1998 Plan. Qualified stock options, which are intended to qualify as "incentive stock options" under the Internal Revenue Code, may be issued to employees at an exercise price per share not less than the fair value of the common stock at the date granted as determined by the Board of Directors. Nonqualified stock options may be issued to officers, employees and directors of the Company as well as consultants and agents of the Company at an exercise price per share not less than fifty percent of the fair value of the common stock at the date of grant as determined by the Board. The vesting periods and expiration dates of the grants are determined by the Board of Directors. The option period may not exceed ten years.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


            The following summarizes the stock option activity:

                                                                              Weighted-
                                                                               Average
                                        Shares        Price Per Share       Exercise Price
                                      ---------      ------------------    ----------------
Outstanding at December 31, 1998        120,380       $0.6375 to $1.95        $    1.866
Exercised                               (14,960)      $0.6375 to $1.95        $    1.531
Canceled                                (58,500)      $1.95 to $12.313        $   10.807
Granted                                 890,000      $12.063 to $13.544       $   12.447
                                      ---------

Outstanding at December 31, 1999        936,920      $0.6375 to $13.544       $   11.357
Exercised                               (62,920)      $0.6375 to $1.95        $    1.889
Canceled                                (10,000)          $12.313             $   12.313
Granted                                 730,000           $9.781              $    9.781
                                      ---------

Outstanding at December 31, 2000      1,594,000       $1.95 to $13.544        $   11.003
Exercised                               (96,000)      $1.95 to $13.125        $    8.439
Canceled                               (112,000)     $9.78125 to $13.125      $   11.214
Granted                                 650,000       $9.48 to $13.10         $   11.708
                                      ---------

Outstanding at December 31, 2001      2,036,000       $9.48 to $13.544        $   11.337
                                      =========

            The options vest over five years and are exercisable only after they become vested. At December 31, 2000 and 2001, 200,000 and 414,000, respectively, of the outstanding options were fully vested.

            At December 31, 2000 and 2001, 1,594,000 and 2,036,000 shares, respectively, of common stock were reserved for common stock option exercises.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


            Information relating to stock options at December 31, 2001, summarized by exercise price, is as follows:

                  Outstanding                                 Exercisable
--------------------------------------------------    --------------------------
                                       Weighted-        Weighted-
                                        Average          Average
  Exercise Price          Shares      Life (Years)    Exercise Price     Shares
--------------------------------------------------    --------------------------
$          12.3125        687,391        7.15         $      12.3125     267,756
$          13.5440         40,609        7.15         $      13.5440      16,244
$          12.0625         10,000        7.58         $      12.0625       2,000
$           9.7813        648,000        8.15         $       9.7813     128,000
$          13.1000        400,000        9.14         $      13.1000          -
$           9.4800        250,000        9.87         $       9.4800          -
                        ---------                                        -------

$  9.48 to $13.544      2,036,000        8.20         $      11.5770     414,000
                        =========                                        =======

            All stock options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant. In accordance with accounting for such options utilizing the intrinsic-value method, there is no related compensation expense recorded in the Company's financial statements. The Company follows the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires that compensation under a fair value method be determined using the Black-Scholes option-pricing model and disclosed in a pro forma effect on earnings and earnings per share. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's pro forma net income applicable to common stock for the years ended December 31, 1999, 2000, and 2001 would have been $9,812,000, $19,928,000, and $15,012,000, respectively. Pro forma net income per common share-basic would have been $0.77, $1.57, and $1.17 rather than $0.84, $1.64 and $1.28, as reported, for the years ended December 31, 1999, 2000, and 2001, respectively. Pro forma net income per common share-diluted would have been $0.76, $1.56, and $1.16 rather than $0.83, $1.63, and $1.26 as reported, for the years ended December 31, 1999, 2000 and 2001, respectively.

            The fair value of option grants is estimated on the date of grant utilizing the Black-Scholes option-pricing model with the following weighted-average assumptions.

                                               1999        2000        2001
                                               ----        ----        ----
            Risk-free interest rate            6.50%       6.50%       5.03%
            Expected dividend yield            1.25%       1.37%       2.50%
            Expected life                    7 years     7 years     7 years
            Volatility                        49.00%      55.00%      51.00%

      The weighted-average fair value at the date of for options granted during 1999, 2000, and 2001 approximated $6.46, $5.45, and $5.34 per option, respectively.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


H.    Income Taxes:

            The provision for income taxes consists of the following:

                                                For the years ended December 31,
                                                --------------------------------
                                                 1999         2000         2001
                                                 ----         ----         ----
Current:
   Federal                                      $3,467       $7,109       $7,633
   State                                            77        1,659        1,000
                                                --------------------------------
                                                 3,544        8,768        8,633
                                                --------------------------------

Deferred:
   Federal                                       2,310        5,532        1,256
   State                                         1,655          949          215
                                                --------------------------------
                                                 3,965        6,481        1,471
                                                --------------------------------

        Total                                   $7,509      $15,249      $10,104
                                                ================================

      At December 31, 2000 and 2001, the components of the net deferred tax liability were as follows:

                                                              2000         2001
                                                            --------------------
Investment in leases, other than allowance                  $51,302       $7,317
Allowance for credit losses                                 (15,889)     (19,181)
Depreciation                                                 (9,770)      42,336
Deferred receivables                                          3,357            0
                                                            --------------------
        Total                                               $29,000      $30,472
                                                            ====================

      The following is a reconciliation between the effective income tax rate and the applicable statutory federal income tax rate:

                                                For the years ended December 31,
                                                --------------------------------
                                                  1999        2000        2001
Federal statutory rate                            35.0%       35.0%       35.0%
State income taxes, net of federal benefit         5.8%        5.6%        4.6%
Nondeductible expenses and other                   0.4%        1.6%       -1.4%
                                                --------------------------------

Effective income tax rate                         41.2%       42.2%       38.2%
                                                ================================

      At December 31, 1998, the Company had loss carryforwards of approximately $19,800,000, which were utilized in 1999.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


I.    Commitments and Contingencies:

      Operating and Capital Leases

            The Company's lease for its facility in Waltham, Massachusetts, expires in 2004. This lease contains one five-year renewal option with escalation clauses for increases in the lessor's operating costs. The Company's lease for its facilities in Newark, California, and Herndon Virginia expire in 2005. The Company's lease for its facilities in Woburn, Massachusetts, expires in 2003.

            The Company also has entered into various operating lease agreements ranging from three to four years for additional office equipment. At December 31, 2001, the future minimum lease payments under noncancelable operating leases with remaining terms in excess of one year are as follows:

For the years ended
    December 31,
-------------------
       2002                                                             $  1,787
       2003                                                                1,754
       2004                                                                  835
       2005                                                                  214
                                                                        --------
       Total                                                            $  4,590
                                                                        ========

            Rental expense under operating leases totaled $1,567,000, $1,557,000, and $1,998,000 for the years ended December 31, 1999, 2000, and 2001, respectively.

            The Company has entered into various capital lease agreements ranging from three to four years for office equipment, computer equipment and telecommunication systems. At December 31, 2001, future minimum lease payments under capital leases were as follows:

For the years ended
    December 31,
-------------------
       2002                                                               $  468
       2003                                                                  267
       2004                                                                  154
       2005                                                                   44
                                                                          ------
       Total minimum lease payments                                          933
       Less amounts representing interest                                    (84)
                                                                          ------
       Total                                                              $  849
                                                                          ======

      Legal Matters

            Management believes, after consultation with counsel, that the allegations against the Company included in the lawsuits described below are subject to substantial legal defenses, and the Company is vigorously defending each of the allegations. The Company also is subject to claims and suits arising in the ordinary course of business. At this time, it is not possible to estimate the ultimate loss or gain, if any, related to these lawsuits, nor if any such loss will have a material adverse effect on the Company's results of operations or financial position.

            A. The Company filed an action in the United States District Court for the District of Massachusetts against Sentinel Insurance Company, Ltd., ("Sentinel"), Premier Holidays International, Inc., ("Premier") and Daniel DelPiano ("DelPiano") arising from Premier's October, 1999, default on its repayment obligations to the Company under a Twelve Million Dollar ($12,000,000) loan. Judgment has been entered in this case against Sentinel, which had issued a business performance insurance policy guaranteeing repayment of the loan, in the amount of Fourteen Million Dollars ($14,000,000). This judgment has not been satisfied. Sentinel is currently undergoing liquidation

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


      proceedings, and a claim in this amount has been filed with the bankruptcy court. As part of the Massachusetts litigation, Premier has asserted a counterclaim against the Company for Seven Hundred Sixty Nine Million Three Hundred Fifty Thousand dollars ($769,350,000) in actual and consequential damages, and for Five Hundred Million Dollars ($500,000,000) in punitive damages, plus interest, cost and attorney's fees. The counterclaim is based upon an alleged representation by the Company that it would lend Premier an additional Forty-Five Million Dollars ($45,000,000), when all documents evidencing the Premier loan refer only to the Twelve Million ($12,000,000) amount actually loaned and not repaid. The Company denies any liability on the counterclaim, which the Company is vigorously contesting. Because of the uncertainties inherent in litigation, the Company cannot predict whether the outcome will have a material adverse effect.

            B. On January 29, 2002, Leasecomm was served with an Amended Complaint ("Complaint") in an action entitled People v. Roma Computer Solutions, Inc., et al., Ventura County (California) Superior Court Case No. CIV207490. The Complaint asserts two claims, one for violation of the California Business Professions Code Section 17500 (false advertising), and the other for violation of the California Business and Professions Code Section 17200 (unfair or unlawful acts or practices). The claims arise from the marketing and selling activities of other defendants, including Roma Computer Solutions, Inc., and/or Maro Securities, Inc. The Complaint seeks to have Leasecomm held liable for the acts of other defendants, alleging that Leasecomm directly participated in those acts and received proceeds and the assignment of lease contracts as a result of those acts. The Complaint requests injunctive relief, rescission, restitution, and a civil penalty. No answer or motion has been filed. Because of the uncertainties inherent in litigation, the Company cannot predict whether the outcome will have a material adverse affect.

            C. On May 8, 2000, Plaintiff Efraim Bason brought an action in the Supreme Court of the State of New York, County of Nassau, seeking compensatory damages in the amount of $450,000 and punitive damages under various legal theories for Leasecomm's refusal to promptly release him from an equipment lease to which he claims his name was forged (the "Bason Complaint"). The Bason Complaint alleges that Leasecomm's failure to promptly release him from the lease, and subsequent negative reports to credit agencies, ruined his credit and prevented him from securing certain financing that he allegedly needed to purchase merchandise which he claims he could have then re-sold at a $450,000 profit. The Company has filed a motion for summary judgment, which Bason has opposed. The Court has not yet ruled on the motion. Because of the uncertainties inherent in litigation, the Company cannot predict whether the outcome will have a material adverse effect.

            D. On January 29, 2002, Leasecomm was served with an Amended Complaint ("Complaint") in an action entitled Rae Lynn Copitka v. Leasecomm Corp., et al., Travis County (Texas) District Court Case No. GN-102292. The Complaint asserts that the original action, filed mid-2001 by a single plaintiff should proceed as a class action. In the original action, Ms Copitka sought to rescind her finance lease with Leasecomm and to recover economic damages arising from prior payments under the lease. Ms Copitka alleges that her proposed class includes all persons in Texas who have executed Leasecomm finance leases for "virtual terminal" type credit card software during the years 1998, 1999, 2000, and 2001. Leasecomm intends to vigorously contest both the class certification and the substantive merits of the lawsuit. No answer or motion has been filed. Because of the uncertainties inherent in litigation, the Company cannot predict whether the outcome will have a material adverse affect.

            E. On April 3, 2000, a purported class action suit was filed in Superior Court of the State of California, County of San Mateo against Leasecomm and MicroFinancial as well as a number of other defendants with whom Leasecomm and MicroFinancial are alleged to have done business, directly or indirectly. The complaint seeks certification of a subclass of those class members who entered into any lease agreement contracts with Leasecomm for the purposes of financing the goods or services allegedly purchased from other defendant entities. The class action complaint alleges multiple causes of action, including: fraud and deceit; negligent misrepresentation; unfair competition; false advertising; unjust enrichment; fraud in the inducement and the inception of contract; lack of consideration for contact; and breach of the contractual covenant of good faith and fair dealing.

            On February 1, 2002, the parties entered into stipulation of settlement to the class action litigation. The stipulation of settlement will be effective only if and when it is approved by the San Mateo Superior Court as fair

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


      and reasonable to the members of the plaintiff class and as a good faith settlement pursuant to Section 877.6 of the California Code of Civil Procedure. It is unclear at this point how long this process will take.

            F. On October 29,2001, a purported class action suit was filed in Superior Court of the State of California, County of Orange against Leasecomm and MicroFinancial and another entity known as Prospecting Services of America, Inc. ("PSOA"). The plaintiffs purport to represent a class of customers who were allegedly solicited by PSOA to enter into leases with Leasecomm for the lease of a "virtual link point gateway" and "I-phone." Plaintiffs alleged that PSOA made numerous misrepresentations and omissions during the course of solicitation for which Leasecomm and MicroFinancial Incorporated should be responsible. On January 25, 2002, the trial court granted the motion of Leasecomm and MicroFinancial to stay the claims against them, on the grounds that the forum selection clause contained in the lease agreements required plaintiffs to litigate any claims against those entities in Massachusetts. In the event that this matter cannot be resolved, Leasecomm and MicroFinancial intend to vigorously defend the action. Because of the uncertainties inherent in litigation, the Company cannot predict whether the outcome will have a material adverse affect.

            G. On January 25, 2002, a purported class action suit was filed in Superior Court of the State of California, County of Los Angeles against Leasecomm. The complaint alleges that, two individuals were acting as agents of Leasecomm, and that they solicited plaintiff to enter into a lease agreement with Leasecomm. The complaint seeks declaratory and injunctive relief against all defendants based upon alleged violations of California law. The plaintiff purports to represent two subclasses comprised of: business entities who entered into commercial lease agreements with Leasecomm, all California residents who entered into lease agreements with Leasecomm for consumer goods. Leasecomm intends to vigorously defend the action. Because of the uncertainties inherent in litigation, the Company cannot predict whether the outcome will have a material adverse affect.

            Leasecomm has been served with Civil Investigative Demands by the Offices of the Attorney General for the states of Kansas, Illinois, and Florida, and for the Commonwealth of Massachusetts. Those Offices of the Attorney General, in conjunction with the Northwest Region Office of the Federal Trade Commission and the Offices of the Attorney General for Texas and North Dakota, have informed Leasecomm that they are coordinating their investigations jointly. The investigations raise a number of issues concerning Leasecomm's vendors and Leasecomm's leases, covering without limitation, enforceability, noncancellability, unconscionability, forum selection, rights of rescission, lease termination provisions, electronic funds transfer, software license leases, leases of satellites and computers, billing and collection practices, and business opportunity seminars.

            Since the investigations are at an early stage, and no legal action has been commenced against Leasecomm, there can be no assurance as to the eventual outcome.

J.    Employee Benefit Plan:

            The Company has a defined contribution plan under Section 401 (k) of the Internal Revenue Code to provide retirement and profit sharing benefits covering substantially all full-time employees. Employees are eligible to contribute up to 15% of their gross salary. The Company will contribute $.50 for every $1.00 contributed by an employee up to 3% of the employee's salary. Vesting in the Company contributions is over a five-year period based upon 20% per year. The Company's contributions to the defined contribution plan were $102,000, $142,700, and $89,100 for the years ended December 31, 1999, 2000, and 2001, respectively.

K.    Concentration of Credit Risk:

            The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of lease and loan receivables and cash and cash equivalent balances. To reduce the risk to the Company, credit policies are in place for approving leases and loans, and lease pools are monitored by management. In addition, the cash and cash equivalents are maintained with several high-quality financial institutions.

            One dealer accounted for approximately 14.7%, 10.6%, and 4.5% of all originations during the years ended December 31, 1999, 2000, and 2001, respectively. Another dealer accounted for approximately 10.1%, 3.8%, and

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


      2.4% of all originations during the years ended December 31, 1999, 2000, and 2001, respectively. No other dealer accounted for more than 10% of the Company's origination volume during the years ended December 31, 1999, 2000, or 2001.

            The Company originates and services leases, contracts and loans in all 50 states of the United States and its territories. As of December 31, 2000 and 2001, leases in California, Florida, Texas, Massachusetts and New York accounted for approximately 44% and 42% of the Company's portfolio, respectively. Only California accounted for more than 10% of the total portfolio as of December 31, 2000 and 2001 at approximately 15% as of December 31, 2000 and 14% as of December 31, 2001. None of the remaining states accounted for more than 4% of such total.

L.    Related-Party Transactions:

            The Company had notes receivable from officers and employees of $68,000 at December 31, 2000 and 2001. During 1997 and 1998, the Company issued notes to certain officers and employees in connection with the exercise of common stock options amounting to $150,000 and $144,000 respectively, in exchange for recourse loans with fixed maturity dates prior to the expiration date of the original grant. These notes are non-interest bearing unless the principal amount thereof is not paid in full when due, at which time interest will accrue at a rate per annum equal to the prime rate plus 4.0%. All principal amounts outstanding under these notes is due in full on the earlier of the end of employment or the expiration date. No new notes were issued during 2000 or 2001.

            Other notes payable includes amounts due to stockholders of the Company at December 31, 2000 and 2001 of $316,000 and $309,000
      respectively. Interest paid to stockholders under such notes, at an interest rate of prime minus 1%, was not material for the years ended December 31, 1999, 2000 and 2001.

            At December 31, 2000 and 2001, subordinated notes payable included $102,000 and $727,000 due to stockholders, officers and directors. Interest paid to stockholders, officers and directors under such notes, at rates ranging between 8% and 12%, amounted to $104,000, $8,500, and $53,700 for the years ended December 31, 1999, 2000, and 2001, respectively.

                           MICROFINANCIAL INCORPORATED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Tables in thousands, except share and per-share data)


M.    Selected Quarterly Data (Unaudited):

            The following is a summary of the unaudited quarterly results of operations of the Company for 2000 and 2001.

                                                                2000                                        2001
                                              ----------------------------------------    ----------------------------------------
                                               First     Second      Third     Fourth      First     Second      Third     Fourth
                                              Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter    Quarter
                                              -------    -------    -------    -------    -------    -------    -------    -------
Revenues:
  Income on leases and loans                  $15,544    $16,946    $18,435    $18,922    $18,731    $18,060    $18,105    $16,036
  Income on service contracts
    rental and fees                            16,406     16,677     18,117     18,430     20,611     20,491     21,204     20,853
                                              -------    -------    -------    -------    -------    -------    -------    -------
      Total revenues                           31,950     33,623     36,552     37,352     39,342     38,551     39,309     36,889
                                              -------    -------    -------    -------    -------    -------    -------    -------

Expenses:
  Selling general and administrative            9,521      9,343      9,665      9,842     11,903     10,658     10,900     11,438
  Provision for credit losses                   8,529      9,040     10,576     10,767     10,266     11,819     15,064     16,943
  Depreciation and amortization                 2,033      2,554      2,808      2,832      3,442      3,640      3,618      3,678
  Interest                                      3,192      3,827      4,351      4,488      4,370      3,493      3,444      2,994
                                              -------    -------    -------    -------    -------    -------    -------    -------
      Total expenses                           23,275     24,764     27,400     27,929     29,981     29,610     33,026     35,053
                                              -------    -------    -------    -------    -------    -------    -------    -------

Income before provision for income taxes        8,675      8,859      9,152      9,424      9,361      8,941      6,283      1,836
                                              -------    -------    -------    -------    -------    -------    -------    -------

Net Income                                    $ 4,970    $ 5,131    $ 5,301    $ 5,459    $ 5,419    $ 5,179    $ 3,639    $ 2,080
                                              -------    -------    -------    -------    -------    -------    -------    -------

Net Income per common share - basic              0.39       0.40       0.42       0.43       0.43       0.41       0.28       0.16
Net Income per common share - diluted            0.39       0.40       0.42       0.43       0.42       0.40       0.28       0.16
Dividends per common share                      0.040      0.045      0.045      0.045      0.045      0.050      0.050      0.050